Exhibit 10.29

Execution Version

June 04, 2020
MYOS RENS Technology Inc.
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
Attention: Joseph Mannello, Chief Executive Officer
Joe:
We are pleased to confirm our mutual understanding regarding the retention of H.C. Wainwright & Co., LLC (“Wainwright”) by MYOS RENS Technology Inc. (collectively with its subsidiaries and affiliates, the “Company”) as its exclusive financial advisor in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).
A.Engagement.   In conjunction with this engagement, Wainwright will undertake the following exclusive financial advisory services on the Company’s behalf, to the extent requested by the Company:
a)Financial Advisor:
i.Assisting the Company in its communications with MedAvail, Inc., a potential target for a Transaction, or, if requested, identifying and contacting potential other targets for a Transaction (collectively, a “Prospective Target”);
ii.Providing financial and business analyses of Prospective Targets and participating in financial due diligence;
iii.Providing advice on structuring a Transaction;
iv.Negotiating the terms of a Transaction; and
v.Rendering such other financial advisory and investment and/or merchant banking services as may be necessary or appropriate to accomplish the Transaction, as may be agreed upon by Wainwright and the Company.
As used in this Agreement, the term “Transaction” shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company or any of its subsidiaries is acquired by, or is combined with, the Prospective Target, or (b) the acquisition, directly or indirectly, by a Prospective Target, in a single transaction or a series of transactions, of (i) all or a substantial portion of the assets or operations of the
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MYOS RENS Technology Inc.
June 4, 2020

Company or any of its subsidiaries or any business unit or division of the Company or any of its subsidiaries, or (ii) 20% or more of the Company’s outstanding common stock (whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise).
B.Company Representations.   The Company represents and warrants that any financial projections provided to Wainwright have been or will be reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance and condition of the Company. The Company agrees that such financial projections are reasonable bases on which to evaluate the Company, and the Transaction. The Company will promptly notify Wainwright in writing of any material inaccuracy or misstatement in, or material omission from, any information previously delivered to, or discussed with, Wainwright.
C.Nature and Scope.   The Company acknowledges and agrees that all opinions or advice (written or oral) provided, or materials prepared, by Wainwright in connection with Wainwright’s engagement shall not be used, circulated, reproduced, quoted, filed, or otherwise referred to (either in their entirety or through excerpts or summaries) at any time, in any manner, or for any purposes, nor shall any public references (including, without limitation, in any filings, materials distributed to the security holders or creditors of the Company, financial statements, or press releases) to Wainwright, Wainwright’s engagement, or the terms of this Agreement be made by the Company, or any of its representatives without the prior review and written approval of Wainwright.
D.Information.   In connection with Wainwright’s activities on the Company’s behalf, the Company will furnish Wainwright with all information and data concerning the Company and any Transaction and, to the Company’s best knowledge, the Prospective Target (the “Information”) which Wainwright deems appropriate and will provide Wainwright with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all Information (a) made available to Wainwright by the Company, (b) contained in any filing made by the Company with the Securities and Exchange Commission and any other filing with any court or governmental or regulatory agency, commission or instrumentality with respect to any Transaction will, at all times during the period of the engagement of Wainwright hereunder, be complete and correct in all material respects and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Wainwright will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Wainwright will be using and relying on the Information (and information available from
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MYOS RENS Technology Inc.
June 4, 2020

public sources and other sources deemed reliable by Wainwright) without independent verification thereof or independent appraisal of any of the Company’s assets or those of the Prospective Target. Furthermore, in evaluating Prospective Target, Wainwright will be using information contained in public reports and possibly other information furnished to Wainwright by such Prospective Target. Wainwright does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, the Prospective Target or any Transaction.
E.Coordination of Efforts. In order to coordinate efforts to effect a Transaction, during the period of the engagement of Wainwright hereunder, neither the Company nor any other person acting on the Company’s behalf shall, directly or indirectly (except through Wainwright), solicit any offer from any person or entity to enter into a Transaction. In the event that, during the period of the engagement of Wainwright hereunder, the Company or any of its officers, directors, employees or representatives are contacted by or on behalf of the Prospective Target concerning the possibility of a Transaction, the Company will promptly so inform Wainwright in order that Wainwright can evaluate such person or entity and its interest and assist the Company, including assisting the Company in any subsequent discussions.
F.Compensation. In consideration of Wainwright’s exclusive services pursuant to this Agreement, Wainwright shall be entitled to receive, and the Company agrees to pay Wainwright, the following compensation:
a.The Company shall pay Wainwright a cash fee equal to $450,000 at the closing of a Transaction.
b.At the closing of a Transaction, the Company shall issue Wainwright warrants to purchase 907,627 shares of common stock of the Company(or the combined entity following the consummation of a transaction) (the “Wainwright Warrants”). The Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of five (5) years and an exercise price equal to $0.01. The number of Wainwright Warrants may be adjusted to the extent needed to ensure that the Company’s price per share times the total of Wainwright Warrants equals $450,000 at the closing of a Transaction based on the calculation method attached herein as Annex A.
The Company, in its sole discretion, may pay Wainwright an additional cash fee equal to $450,000 in lieu of the issuance of the Wainwright Warrants.
c.Wainwright shall be entitled to the fees set forth in this Section F with respect to any Transaction consummated during the term of this Agreement, or within
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MYOS RENS Technology Inc.
June 4, 2020

12 months after the Termination Date; provided that such fee shall only be payable with respect to a Transaction consummated with MedAvail with respect to which discussions occurred prior to the Termination Date. For the avoidance of doubt, Wainwright shall provide the Company with such list of Prospective Targets on, or as promptly as practicable following, the Termination Date.
G.Expenses.  In addition to the compensation payable pursuant to Section F, and regardless of whether the Transaction is consummated, the Company shall, upon your request, reimburse Wainwright for reasonable out-of-pocket expenses, including legal fees and expenses incurred by Wainwright in connection with the engagement hereunder; provided, however, that any single itemized expense over $1,000 shall require the Company’s consent (such consent shall not be unreasonably withheld).
H.Indemnification.  The Company agrees to indemnify Wainwright in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Exhibit I, which Indemnification Provisions are incorporated herein and made a part hereof and shall survive the termination or expiration of this Agreement. Recognizing that transactions of the nature of the Transaction result in litigation or arbitration and that the role of Wainwright is limited to acting solely pursuant to this Agreement, the Company, the Board of Directors, and Wainwright each agrees that in the event Wainwright or an officer or employee of Wainwright is requested or required to produce documents, answer interrogatories, attend depositions, or testify at trial or similar hearing, in connection with this Agreement or the Transaction, the Company shall pay Wainwright an hourly fee for the time required of its officers and employees, including testimony, preparation, and any other time required in connection therewith, and all related out-of-pocket expenses (including, without limitation, the fees and expenses of Wainwright’s legal counsel incurred in connection therewith).
I.Termination; Survival of Provisions.  This Agreement shall remain in effect for twelve (12) months from the date of this Agreement, provided, however, that either party may terminate this Agreement upon ten (10) calendar days written notice to the other; provided further, that such written notice shall not be delivered within the first six (6) months period from the date of this Agreement (each, the “Termination Date”), without liability or continuing obligation to the other party, provided, however, that the provisions of Section B through Section G, Section H (including Exhibit I attached hereto) and Section J through Section M shall survive termination of this Agreement.
J.Notices.   All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or e-mail: if to Wainwright, to H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, Attention: Head of Investment Banking, e-mail: notices@hcwco.com; and if to the Company, to Chief Executive Officer, Attention: Joseph
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MYOS RENS Technology Inc.
June 4, 2020

Mannello, e-mail: JMannello@myoscorp.com. Any notice delivered personally or via e- mail shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.
K.Disclosures.   Any advice, written or oral, provided by Wainwright pursuant to this Agreement will be treated by the Company as confidential and, except as required by law, legal, judicial, regulatory or administrative process or the rules of any stock exchange on which the Company’s securities are listed, will not be circulated, quoted or otherwise referred to publicly for any purpose other than as specifically contemplated by this Agreement. Following public announcement of the Transaction, Wainwright and its representatives shall have the right to place customary “tombstone” announcements and advertisements in financial and other newspapers and journals, at its own expense, describing its services in connection with the Transaction.
L.No Limitations.   Nothing in this Agreement shall be construed to limit the ability of Wainwright or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.
M.Miscellaneous.   This Agreement shall be binding on and inure to the benefit of the Company, Wainwright, each other Indemnified Party (as defined in Exhibit I attached hereto) and their respective successors. Except for the terms and conditions of any separate confidentiality agreement between Wainwright and the Company, the terms of which shall remain in full force and effect, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any prior communications, understandings, and agreements between the parties in connection with the subject matter hereto. This Agreement may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Wainwright is an independent contractor, and any duties of Wainwright arising out of its engagement hereunder shall be owed solely to the Company or, with respect to the Fairness Opinion, to the Board of Directors.
430 Park Avenue   |   New York, New York 10022   |   212.356.0500   |   www.hcwco.com
Member: FINRA/SIPC

MYOS RENS Technology Inc.
June 4, 2020

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer
Confirmed and Agreed to this
4th day of June 2020

MYOS RENS TECHNOLOGY INC.

By:
Name: Joseph Mannello
Title: Chief Executive Officer
Indemnification Provisions (attached)
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EXHIBIT I
INDEMNIFICATION PROVISIONS
MYOS RENS Technology Inc. (the “Company”) agrees to indemnify and hold harmless H.C. Wainwright & Co., LLC (“Wainwright”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Company or any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Wainwright’s acting for the Company, including, without limitation, any act or omission by Wainwright in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Wainwright to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto) or related to the Transaction, or the enforcement by Wainwright of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted solely and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Wainwright by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted solely and directly from such Indemnified Party’s gross negligence or willful misconduct.
These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Wainwright, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.
If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any
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counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Wainwright, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.
In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Wainwright in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Wainwright pursuant to the Agreement.
Neither termination nor completion of the engagement of Wainwright referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect. The indemnification provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.
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Annex A
Calculation of the Number of Wainwright Warrants

Transaction			Ownership percentages at Closing

MYOS	Common	11,330,100
	Warrants	—
	Options	670,740
Fully diluted shares		12,000,840	3.5%

New shares to MedAvail		330,880,303	96.5%

Total shares		342,881,143	100.0%

Post money valuation		$170,000,000.00
Price per share		$0.4960

Wainwright warrants value		$450,000.00

Wainwright Warrants		907,627

New shares to MedAvail includes shares to the financing sources
Post money valuation assumes a $150 million pre money and a $170 million post money valuation
The numbers above with respect to securities and price per share are subject to any adjustments (such as stock split, stock dividend, consolidation, etc.) that may occur following the execution of the Agreement and prior to the consummation of a Transaction.
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Member: FINRA/SIPC